Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Roger Fleischmann	Media Contact:	Jeff Beckman
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	rfleischmann@levi.com		jbeckman@levi.com
LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2009 FINANCIAL RESULTS
•	Levi’s® Brand Global Revenue Up in Constant Currency

•	Company Completes Strategic Business Acquisitions
SAN FRANCISCO (October 8, 2009) – Levi Strauss & Co. (LS&Co.) today announced financial results for the third quarter ended August 30, 2009 and filed its third-quarter 2009 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended		% (Decrease)
($ millions)	August 30, 2009	August 24, 2008	As Reported
Net revenues	$1,040	$1,111	(6)%
Net income	$41	$69	(41)%
The company’s reported results reflected the challenging global economy and the adverse effect of currency exchange rates compared to the prior year. Net revenues declined 6 percent for the quarter. On a constant currency basis, net revenues decreased 2 percent. Global revenues for the Levi’s® brand increased on a constant currency basis compared to the same period last year.
The company reported a liquidity position of approximately $386 million of cash, cash equivalents and availability under its credit facility. The company’s cash position reflected operating cash flows of $15 million in the quarter.
“It was a productive quarter in light of the tough market conditions worldwide,” said John Anderson, president and chief executive officer. “We invested in our business by completing two acquisitions during the past three months. We are effectively managing our balance sheet and controlling costs. And sales of the Levi’s® brand improved. Our teams are focused on strategies that we believe will build our brands, strengthen our competitiveness and drive future growth. This includes expanding our retail operations and further leveraging the efficiencies and diversity of our global footprint. We’ll also concentrate our investments in the geographic markets that offer the greatest potential for return, and on market-leading innovations that will create great new products.”
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LS&Co. Q3 2009 Results/Add One
October 8, 2009
Third-Quarter 2009 Highlights
▪	Gross profit in the third quarter decreased to $494 million compared to $532 million for the same period in 2008, primarily due to the effect of currencies. Gross margin for the quarter was essentially flat at 47.5 percent compared with 47.9 percent in the same quarter of 2008.

▪	Selling, general and administrative expenses for the third quarter increased to $396 million from $389 million in the same period last year. Higher selling costs associated with additional company-operated stores and higher administration expense related to pension and acquisitions costs were largely offset by lower distribution and advertising & promotion costs.

▪	Operating income for the third quarter decreased to $98 million compared to $144 million for the same period of 2008, largely due to continued costs of retail expansion and unfavorable currency impact.
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
			As
Net Revenues ($ millions)	August 30, 2009	August 24, 2008	Reported	Constant Currency
Americas	$616	$649	(5)%	(3)%
Europe	$266	$306	(13)%	(2)%
Asia Pacific	$158	$156	2%	4%
▪	The decrease in net revenues in the Americas region reflected the weak economic environment, including the impact of lower demand for men’s casual pants in our Dockers® brand and lower sales of Signature products. These were partially offset by increased Levi’s® brand sales and additional retail revenues from the company’s expanding retail network, including 73 U.S. outlet stores acquired during the period.
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LS&Co. Q3 2009 Results/Add Two
October 8, 2009
▪	Net revenues in Europe decreased primarily due to the unfavorable impact of currency and the region’s weak retail environment. Excluding the effect of currency, lower revenues mostly reflected the declining performance of Levi’s® Red Tab™ products for women in the wholesale channel. The decline was partially offset by increased sales from the company’s expanding retail network.

▪	The increase in net revenues in Asia Pacific was driven by increased product promotions and continued retail store expansion, particularly in India and China. The revenue improvements were partially offset by declines in wholesale channel sales in some mature markets, particularly in Japan, where weak consumer spending and a consumer shift to lower-priced retailers continued.
Balance Sheet and Cash Flow
The company ended the third quarter with cash and cash equivalents of $172 million and available liquidity of $214 million under the company’s credit facility. During the period, the company made business acquisitions in its Americas and Europe regions. Cash provided by operating activities was $174 million for the nine-month period, compared with $151 million for the same period in 2008. Net debt at the end of the quarter was $1.7 billion compared to $1.8 billion at the end of the third quarter of 2008.
Investor Conference Call
The company’s third-quarter 2009 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, October 8, 2009, at 1 p.m. PDT/4 p.m. EDT. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through October 15, 2009 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 32536181.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2008, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 30,	November 30,
	2009	2008
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$171,736	$210,812
Restricted cash	3,047	2,664
Trade receivables, net of allowance for doubtful accounts of $20,933 and $16,886	501,800	546,474
Inventories:
Raw materials	7,119	15,895
Work-in-process	8,615	8,867
Finished goods	511,151	517,912

Total inventories	526,885	542,674
Deferred tax assets, net	115,872	114,123
Other current assets	109,046	88,527

Total current assets	1,428,386	1,505,274
Property, plant and equipment, net of accumulated depreciation of $652,278 and $596,967	416,725	411,908
Goodwill	244,516	204,663
Other intangible assets, net	105,537	42,774
Non-current deferred tax assets, net	540,392	526,069
Other assets	88,506	86,187

Total assets	$2,824,062	$2,776,875

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$34,578	$20,339
Current maturities of long-term debt	17,719	70,875
Current maturities of capital leases	1,768	1,623
Accounts payable	195,370	203,207
Restructuring liabilities	2,109	2,428
Other accrued liabilities	235,748	251,720
Accrued salaries, wages and employee benefits	168,706	194,289
Accrued interest payable	35,762	29,240
Accrued income taxes	16,235	17,909

Total current liabilities	707,995	791,630
Long-term debt	1,801,700	1,761,993
Long-term capital leases	5,765	6,183
Postretirement medical benefits	124,234	130,223
Pension liability	252,875	240,701
Long-term employee related benefits	100,057	87,704
Long-term income tax liabilities	55,819	42,794
Other long-term liabilities	44,784	46,590
Minority interest and related liability	37,793	17,982

Total liabilities	3,131,022	3,125,800

Commitments and contingencies (Note 8)
Temporary equity	1,146	592

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,284,741 shares issued and outstanding	373	373
Additional paid-in capital	38,242	53,057
Accumulated deficit	(190,387)	(275,032)
Accumulated other comprehensive loss	(156,334)	(127,915)

Total stockholders’ deficit	(308,106)	(349,517)

Total liabilities, temporary equity and stockholders’ deficit	$2,824,062	$2,776,875

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 30,	August 24,	August 30,	August 24,
	2009	2008	2009	2008
		(Dollars in thousands)
		(Unaudited)
Net sales	$1,021,829	$1,088,384	$2,839,602	$3,064,394
Licensing revenue	18,571	22,409	56,780	65,604

Net revenues	1,040,400	1,110,793	2,896,382	3,129,998
Cost of goods sold	545,985	578,294	1,541,469	1,614,901

Gross profit	494,415	532,499	1,354,913	1,515,097
Selling, general and administrative expenses	396,041	388,606	1,094,390	1,132,899

Operating income	98,374	143,893	260,523	382,198
Interest expense	(37,931)	(37,305)	(112,648)	(119,055)
Other income (expense), net	(6,393)	14,317	(23,801)	8,600

Income before income taxes	54,050	120,905	124,074	271,743
Income tax expense	13,347	51,740	39,430	104,770

Net income	$40,703	$69,165	$84,644	$166,973

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 30,	August 24,
	2009	2008
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$84,644	$166,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,379	56,925
Asset impairments	1,720	1,840
Loss on disposal of property, plant and equipment	171	107
Unrealized foreign exchange losses (gains)	8,716	(9,715)
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	29,776	5,478
Employee benefit plans’ amortization from accumulated other comprehensive loss	(14,891)	(26,195)
Employee benefit plans’ curtailment gain, net	(2,108)	(3,946)
Write-off of unamortized costs associated with early extinguishment of debt	—	394
Amortization of deferred debt issuance costs	3,225	2,966
Stock-based compensation	5,739	5,219
Allowance for doubtful accounts	6,721	8,879
Change in operating assets and liabilities (excluding assets and liabilities acquired):
Trade receivables	67,088	55,163
Inventories	31,345	(102,451)
Other current assets	(4,265)	(40,635)
Other non-current assets	7,636	(5,884)
Accounts payable and other accrued liabilities	(81,077)	40,712
Income tax liabilities	(8,280)	54,505
Restructuring liabilities	(1,675)	(3,936)
Accrued salaries, wages and employee benefits	(38,172)	(36,838)
Long-term employee related benefits	23,491	(18,242)
Other long-term liabilities	(5,071)	721
Other, net	784	(1,284)

Net cash provided by operating activities	173,896	150,756

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(46,016)	(57,415)
Proceeds from sale of property, plant and equipment	905	907
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(29,776)	(5,478)
Acquisitions, net of cash acquired	(80,921)	(649)

Net cash used for investing activities	(155,808)	(62,635)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(54,632)	(77,002)
Short-term borrowings, net	8,224	10,784
Debt issuance costs	—	(395)
Restricted cash	(81)	(1,172)
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(978)	(1,114)
Dividend to stockholders	(20,001)	(49,953)

Net cash used for financing activities	(67,468)	(118,852)

Effect of exchange rate changes on cash and cash equivalents	10,304	(431)

Net increase (decrease) in cash and cash equivalents	(39,076)	(31,162)
Beginning cash and cash equivalents	210,812	155,914

Ending cash and cash equivalents	$171,736	$124,752

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$92,439	$110,110
Income taxes	41,544	45,575
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.